Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

THIRD QUARTER RESULTS

Scott Depot, West Virginia, October 25, 2006 – International Coal Group, Inc. (NYSE: ICO) today reported its results for the third quarter of 2006.

•	Revenue was $224.3 million for the three months ended September 30, 2006 as compared to $158.4 million in the third quarter of 2005.

•	Net loss was $2.4 million, or $0.02 per fully diluted share, for the third quarter of 2006 as compared to net income of $8.6 million, or $0.08 per fully diluted share, for the same period in 2005.

•	EBITDA, or earnings before net interest, income taxes and depreciation, depletion, amortization and minority interest, was $10.3 million for the third quarter of 2006, which exceeded the Company’s revised guidance of $8.0 million to $10.0 million issued on September 12, 2006. EBITDA for the third quarter of 2005 was $26.9 million.

Additionally, the third quarter saw implementation of the Company’s previously announced production cutbacks in which approximately 3.2 million annual tons of high-cost Appalachian region production capacity is being idled.

“As we previously announced, the third quarter was very challenging as unexpected adverse mining conditions forced us to idle the Sycamore 2 Mine,” said Ben Hatfield, President and CEO of ICG. “During the same period, we experienced a significant increase in operating costs at three other business units. Given the relative softening of spot coal prices over recent months, we moved decisively to shut in high cost coal production and strengthen our operating profile. Thus far in the fourth quarter, our efforts are bearing fruit as we have seen much-improved performance from those operations.”

Nine-Month Results

Revenues for the nine months ended September 30, 2006 totaled $659.8 million, compared to $465.7 million for the same period in 2005. Net loss for the first nine months of 2006 was $9.2 million, or $0.06 per fully diluted share, versus net income of $28.5 million, or $0.27 per fully diluted share, for the comparable nine-month period in 2005. The Company reported EBITDA of $41.1 million for the first nine months of 2006, compared to $83.0 million for the comparable period in 2005.

Sales, Production and Reserves

ICG sold 5.0 million tons of coal during the third quarter of 2006 as compared to 3.6 million tons in the same 2005 period. Production totaled 4.3 million tons in the third quarter of 2006, versus 3.0 million tons in the third quarter of 2005.

During the first nine months of 2006, ICG sold 14.6 million tons of coal as compared to 10.6 million tons in the same period of 2005. Coal production during the first nine months of 2006 totaled 12.4 million tons versus 9.1 million tons in 2005.

	Third Quarter Highlights (in millions, except per ton data)
	3rd Qtr 2006	3rd Qtr 2005	2nd Qtr 2006
Tons sold	5.0	3.6	4.9
Coal Revenue	$213.0	$151.9	$212.2
Coal Revenue per ton	$42.28	$42.65	$43.60
Cost per ton sold(1)	$40.61	$35.85	$40.09
EBITDA(2)	$10.3	$26.9	$20.3

1)	See note c to attached financial data
2)	See note b to attached financial data

As of September 30, 2006, ICG controlled approximately 1.1 billion tons of coal reserves located principally in Kentucky, West Virginia, Maryland, Illinois and Virginia. The Company also controls approximately 560 million tons of non-reserve coal deposits, which may become classified as reserves in the future as additional drilling and geotechnical work is completed.

Committed Sales

As of September 30, 2006, approximately 99% of ICG’s planned sales are committed and priced for 2006 with an average price for the year of $42.94 per ton, excluding freight and handling.

For 2007, committed sales total 14.4 million tons, representing a committed position of 75% to 80% depending on actual production output. The committed tonnage includes approximately 12.8 million tons firmly priced at an average $42.70 per ton, excluding freight and handling, with the balance remaining unpriced pending resolution of active price re-opener negotiations.

For 2008, committed sales represent approximately 50% to 55% of planned shipments.

Liquidity

As of September 30, 2006, the Company had $28.0 million in cash and an additional $265.1 million of unused borrowing capacity under its credit facility.

Operational Update

The Company provided the following update on new production projects for 2006 and beyond:

•	ICG Knott County’s Raven Complex is expected to ship its first train of coal on Friday, October 27, 2006 as the coal preparation plant and rail load-out facilities are now fully operational. The Raven Mine is expected to produce approximately 1.2 million tons annually at full production, primarily for the Southeastern utility market.

•	Extension of the mine shafts and slope at the Sentinel Clarion Mine is progressing on schedule for initial coal production in December, 2006. This operation, located in Barbour County, West Virginia, is expected to produce 0.8 million to 1.0 million tons annually at full production.

•	Construction at ICG Beckley’s new underground mine in Raleigh County, West Virginia, is also making significant progress. Slope excavation is approximately 60% complete and in-seam mine development is now underway at the intake shaft. Commercial production is expected to begin in August of 2007. At full production, Beckley is expected to produce approximately 1.3 million tons of low volatile metallurgical coal annually.

•	Construction of the Tygart No. 1 Mine Complex in Taylor County, West Virginia, is expected to begin in the first quarter of 2007 with coal production projected for mid-2008. At full production, Tygart No. 1 is expected to produce approximately 3.8 million tons annually of high quality steam and metallurgical quality coal.

Other Recent Developments

ICG’s Vindex Energy subsidiary commenced shipments of metallurgical coal in late September after a six-month outage. The coal production is being sourced from the Douglas mine and loaded for rail shipment via a newly acquired lease of a rail load-out near Mount Storm, West Virginia.

Additionally, the Company has submitted a $5 million bid to purchase selected assets of Buffalo Coal Company, a Northern Appalachia coal producer that sought bankruptcy in May, 2006. The assets include coal reserves and mining permits that are located in close proximity to the Vindex operations, as well as a preparation plant, and the rail load-out near Mount Storm recently leased by Vindex as discussed above. Assuming bankruptcy court approval is granted and various conditions to closing are met, the transaction is expected to close in November.

Also, the Company entered into an agreement with a brokered coal supplier to terminate certain contractual coal delivery obligations effective as of December 31, 2006. The consideration paid by the brokered coal supplier for the early termination is expected to result in a $7.0 million gain that will be recorded as other revenue during the fourth quarter.

Outlook

The Company is providing the following guidance:

•	Coal production from ICG operations in 2006 is forecast at approximately 17 million tons, with projected sales of approximately 20 million tons. For 2007, the Company expects coal production of 17 million to 19 million tons, with sales of approximately 18 million to 20 million tons.

•	Total revenues for 2006 are forecast at approximately $0.9 billion.

•	Fourth quarter 2006 EBITDA guidance is reiterated to be in the range of $25 million to $30 million, with quarterly net earnings projected in the range of $0.5 million to $2.0 million, or breakeven to $0.02 per fully diluted share.

The Company has also updated its guidance for capital expenditures to reflect both savings associated with the reallocation of idled equipment and delayed development of mine projects that have less certain economic return in the current market environment. It is now expected that capital expenditures in 2006 will total approximately $200 million, which is a reduction from previous guidance of $214 million. Capital expenditures for 2007-2009 are expected to total approximately $650 million, which is down from previous guidance of $855 million.

“As several major coal suppliers have now announced production cutbacks, we expect coal prices to rebound to more acceptable levels by late winter, assuming normal weather in the Eastern United States and reduced customer inventory levels,” said Hatfield. “We also expect that the corrective actions taken in recent weeks will have a positive impact on results in the fourth quarter of 2006 and in 2007.”

Hatfield added, “Our new 2006 projects, specifically Flint Ridge No. 2 Mine, Raven, and Sentinel Clarion, as well as our signature future projects, Beckley and Tygart No. 1, are expected to provide both long-term production growth and significant improvement in profit margins.”

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the ongoing integration of Anker and CoalQuest into ICG’s business; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and costs of key supplies or commodities such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting our customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing investigation into the Sago Mine explosion; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the Company makes it. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect the Company or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2006 AND 2005

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006(a)	2005	2006(a)	2005
Revenue:
Coal revenue	$212,967	$151,898	$628,467	$441,661
Freight and handling	4,964	1,853	14,157	6,237
Other revenue	6,331	4,639	17,146	17,756

Total revenue	224,262	158,390	659,770	465,654

Costs and expenses:
Cost of operations	203,597	122,816	585,940	357,077
Freight and handling	4,964	1,853	14,157	6,237
Depreciation, depletion and amortization	16,489	11,182	50,181	29,489
Selling, general and administrative	7,805	9,650	25,769	23,591
(Gain) or loss on sale of assets	43	(562)	(886)	(519)

Total costs and expenses	232,898	144,939	675,161	415,875

Income (loss) from operations	(8,636)	13,451	(15,391)	49,779
Interest and other income (expense):
Interest expense, net	(6,578)	(3,585)	(12,961)	(10,195)
Other, net	2,408	2,299	6,334	3,750

Total interest and other expense, net	(4,170)	(1,286)	(6,627)	(6,445)

Net income (loss) before income taxes and minority interest	(12,806)	12,165	(22,018)	43,334
Income tax benefit (expense)	10,427	(3,566)	12,936	(14,786)
Minority interest	(54)	—	(141)	—

Net income (loss)	$(2,433)	$8,599	$(9,223)	$28,548

Other Data:
EBITDA(b)	$10,261	$26,932	$41,124	$83,018
Net income per share:
Basic and diluted	$(0.02)	$0.08	$(0.06)	$0.27
Weighted average shares - basic	152,117,968	106,756,271	151,997,571	106,698,994
Weighted average shares - diluted	152,117,968	106,851,189	151,997,571	106,757,297

a)	The financial information presented for the three and nine month periods ended September 30, 2006 includes the results of operations of Anker Coal Group, Inc., and CoalQuest Development LLC, which the Company acquired on November 18, 2005.

b)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes and depreciation, depletion and amortization, and minority interests. EBITDA is not and should not be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit facility uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, changes in, or cash requirements for, our working capital needs; the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of EBITDA to GAAP net income appears at the end of this document.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

(in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$28,020	$9,187
Accounts receivable	86,746	64,841
Inventories, net	37,341	20,667
Deferred income taxes	9,653	4,923
Prepaid expenses and other	17,727	21,509

Total current assets	179,487	121,127
Property, plant and equipment, net	662,349	571,484
Debt issuance costs, net	12,992	6,523
Advanced royalties	12,163	9,344
Goodwill	344,785	340,736
Other non-current assets, net	11,617	6,949

Total assets	$1,223,393	1,056,163

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$65,175	$52,230
Short-term debt	15,576	4,113
Current portion of long-term debt and capital leases	1,119	1,646
Current portion of reclamation and mine closure costs	4,761	4,697
Current portion of employee benefits	1,524	1,524
Accrued expenses and other	59,199	43,444

Total current liabilities	147,354	107,654

Long-term debt and capital leases	177,278	43,816
Reclamation and mine closure costs	86,879	79,655
Long-term employee benefits	38,763	33,297
Deferred income taxes	36,979	43,198
Below-market coal supply agreements	63,322	72,376
Other non-current liabilities	11,311	9,257

Total liabilities	561,886	389,253

Minority interest	1,179	1,038

Stockholders’ equity
Common stock	1,529	1,523
Additional paid-in capital	632,587	628,275
Retained earnings	26,212	36,074

Total stockholders’ equity	660,328	665,872

Total liabilities and stockholders’ equity	$1,223,393	$1,056,163

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(9,223)	$28,548
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	50,181	29,489
Stock compensation	4,318	3,378
Minority interest	141	—
Write-off and amortization of finance costs included in interest expense	2,829	838
(Gain) loss on sale of assets	(886)	(519)
Deferred income taxes	(10,550)	2,180

Receivables, trade	(21,855)	(16,469)
Inventories	(17,712)	(6,529)
Prepaid expenses	3,783	2,707
Other non-current assets	(2,084)	(7,529)
Accounts payable	5,508	12,910
Accrued expenses	15,541	7,808
Accrued income tax	—	(2,232)
Reclamation and mine closure costs	4,252	(1,184)
Other liabilities	5,197	2,181

Net cash from operating activities	29,440	55,577

Cash flows from investing activities:
Net proceeds from the sale of assets	3,505	575
Additions to property, plant and equipment and mine development	(127,352)	(73,973)
Cash paid related to acquisitions, net	(3,670)	—
Net proceeds from sale-leaseback transaction	5,413	—
(Deposits) withdrawals of/from restricted cash	396	(23)

Net cash from investing activities	(121,708)	(73,421)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	200
Repayments on short-term debt	(12,537)	(3,756)
Borrowings on long-term debt	70,000	15,000
Repayments on long-term debt	(112,064)	(1,776)
Proceeds from senior note offering	175,000
Deferred finance costs	(9,298)	(257)

Net cash from financing activities	111,101	9,411

Net change in cash and cash equivalents	18,833	(8,433)
Cash and cash equivalents, beginning of period	9,187	23,967

Cash and cash equivalents, end of period	$28,020	$15,534

INTERNATIONAL COAL GROUP, INC.

Reconciliation of Net Income (Loss) to EBITDA

for the Three and Nine Months Ended September 30, 2006 and 2005 (unaudited)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income (loss)	$(2,433)	$8,599	$(9,223)	$28,548
Depreciation, depletion & amortization	16,489	11,182	50,181	29,489
Interest expense, net	6,578	3,585	12,961	10,195
Income tax expense (benefit)	(10,427)	3,566	(12,936)	14,786
Minority interest	54	—	141	—

EBITDA	$10,261	$26,932	$41,124	$83,018

c) “Cost per ton sold” is calculated as the sum of Total cost and expenses (excluding Costs of non-coal producing operations, Freight and handling, Depreciation, depletion and amortization and Other), divided by Total Tons Sold. Although Cost per ton sold is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating ICG because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Cost per ton sold should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Cost per ton sold is not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Cost per ton sold.

	3Q06	3Q05	2Q06
	(dollars in millions, except per ton data)
Total Cost and Expenses	$232.8	$145.5	$222.1
Less: Costs of non-coal producing operations	(6.8)	(4.8)	(6.0)
Less: Freight and Handling	(5.0)	(1.9)	(4.6)
Less: DD&A	(16.5)	(11.2)	(16.6)
Less: Other	0.1	—	0.2

Net Cost	$204.6	$127.6	$195.1

Tons Sold	5.0	3.6	4.9

Cost Per Ton Sold	$40.61	$35.85	$40.09